Magellan Completes Purchase of SDA Mill, Mexico

FOR IMMEDIATE RELEASE              December 1, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce that on November 30, 2017, it completed the purchase of the SDA Mill, Nayarit State, Mexico, from Rose Petroleum plc (AIM:  ROSE).

Total consideration for the purchase of the SDA Mill was US$1.5 million, consisting of $1.0 million in cash and $500,000 in Magellan stock, of which $100,000 in cash was paid in June 2017. In August 2017, Magellan arranged $900,000 in bridge loans in support of the purchase.

In order to satisfy the requirement to issue $500,000 in stock as part of the $1.5 million purchase price, Magellan will issue to Rose 14,200,834 restricted shares of its common stock, the number of shares based on the volume weighted average price of Magellan’s stock for the thirty calendar days preceding November 30, 2017. Following the stock issuance, Rose will own approximately 15% of the Company’s issued and outstanding stock but will have no role on the board of directors or management. Magellan will have the option to re-purchase the stock for $500,000 during the six month period following closing, and for $550,000 during the subsequent six month period. Magellan’s re-purchase option if not exercised will expire one year and five business days following the closing date. Under SEC regulations, the restrictions on sale can be removed after twelve months and the stock then would become freely tradable.

Pierce Carson, CEO commented, “We are pleased to have concluded the purchase of the SDA Mill and wish to thank Rose for their efforts in effecting a smooth transition of assets and personnel. We are delighted to welcome Rose as a major shareholder of Magellan.

“Acquisition of the SDA Mill will transform Magellan into a production company and is an exciting development for our shareholders,” continued Carson. “In November we began limited processing operations under an interim toll agreement to process third-party ore. We intend to continue our strategy of resuming processing operations, building production and increasing cash flow.

“Now that we own the mill, we are focused on acquiring nearby sources of high-grade gold and silver ore that can be trucked to the mill for processing”, stated Carson. “We have identified and are evaluating several attractive properties for potential acquisition.”

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content.  Until November 2017 when the Company began limited operations, milling activity was on hold pending the completion of the purchase transaction.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company owns the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375